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                                                                     EXHIBIT 5.0

                                  [Letterhead]

                                January 15, 1997

Premier Concepts, Inc.
3033 S. Parker Road, Suite 120
Aurora, Colorado 80014

    RE: REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

    We have acted as counsel to Premier Concepts, Inc. (the "Company") in connection with a Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of 1,100,000 shares of Common Stock, $.002 par value ("Common Stock") and 1,100,000 Class A Common Stock Purchase Warrants ("Class A Warrants"), being offered by the Company and 102,041 shares of Common Stock and 483,334 Class A Warrants being offered by certain selling shareholders. Unless otherwise stated, all statements, opinions and information contained herein assume and give effect to a 1-for-5 reverse split of the Company's securities which will be completed on the effective date of the Registration Statement and speak as of such date.

    In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

    Based upon the foregoing, we are of the opinion as follows:

        1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

        2. The Company's authorized capital consists of eight hundred fifty million (850,000,000) shares of Common Stock having a par value of $0.002 each and twenty million (20,000,000) shares of Preferred Stock having a par value of $.10 each.

        3. The 102,041 shares of the Company's Common Stock and 483,334 Class A Warrants being registered for sale and offered by the Selling Shareholders shall, upon the issuance thereof as more fully described in the Registration Statement, be lawfully and validly issued, fully paid and non-assessable shares of the Company's Common Stock.

        4. The 1,100,000 shares of the Company's Common Stock offered by the Company shall, upon valid issuance thereof as more fully described in the Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable.

        5. The 1,100,000 Class A Warrants offered by the Company shall, upon valid issuance thereof as more fully described in the Registration Statement, be duly and validly authorized, legally issued, and fully exercisable in accordance with their respective terms and conditions.

                                          Sincerely,
                                          /s/ Clifford L. Neuman
                                          Clifford L. Neuman

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